Exhibit 10.5

EXECUTION VERSION

DIRECTOR NOMINATION AND BOARD OBSERVER AGREEMENT

THIS DIRECTOR NOMINATION AND BOARD OBSERVER AGREEMENT (this “Agreement”) is made and entered into as of November 15, 2023, by and between HNR Acquisition Corp, a Delaware corporation (the “Company”), and CIC Pogo LP, a Delaware limited partnership (“CIC” or “Seller”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the MIPA (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the purchase and the other transactions (collectively, the “Transactions”) contemplated by the Amended and Restated Membership Interest Purchase Agreement, dated as of August 28, 2023 (the “MIPA”), by and among Seller, DenCo Resources, LLC, a Texas limited liability company (“DenCo”), Pogo Resources Management, LLC, a Texas limited liability company (“Pogo Management”), 4400 Holdings, LLC, a Texas limited liability company, (“4400”), the Company, HNRA Partner, Inc., a Delaware corporation, (“SPAC Subsidiary”), HNRA Upstream, LLC, a Delaware limited liability company (“OpCo”, and together with the Company and SPAC Subsidiary, collectively “Buyer” and each a “Buyer”) and, solely with respect to Section 6.20 thereof, HNRAC Sponsors LLC, a Delaware limited liability company (“Sponsor”);

WHEREAS, OpCo has entered into the A&R OpCo LLC Agreement, pursuant to which it will issue OpCo Preferred Units, which are convertible into OpCo Class B Units, which are redeemable for shares of SPAC Class A Common Stock;

WHEREAS, Seller and the Company desire that, upon the Closing Date, Seller will appoint the Board Observers (as defined below) during the Board Observer Period (as defined below) to attend, in a non-voting observer capacity, meetings of the Board of the Company; and

WHEREAS, Seller desires that, upon the conversion of the OpCo Preferred Units owned by Seller at the time of conversion into OpCo Class B Units (the “Effective Time”), it will have representation on the Board of the Company; and

WHEREAS, in furtherance of the foregoing, Seller desires to have certain director nomination rights with respect to the Company, and the Company desires to provide Seller, on behalf of Seller, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

Article I

NOMINATION AND OBSERVER RIGHTS

Section 1.1. Board Nomination and Observer Rights.

(a) From the Closing Date until the later of (i) the date that Seller no longer holds any SPAC Class A Common Shares or SPAC Class B Common Shares and (ii) the repayment of the Promissory Note in accordance with its terms (the “Board Observer Period”), at every meeting of the board of directors of the Company (the “Board”), Seller has the right to appoint two board observers (the “Board Observers”) to attend, in a non-voting observer capacity, all meetings of the Board. The Board Observers shall advise and consult with members of the Board on pertinent matters and have the right to be heard at any meetings of the Board, but in no event shall the Board Observers: (i) be deemed to be a member of the Board, (ii) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action, (iii) have, or be deemed to have, or otherwise be subject to, any fiduciary duties to the Company or its stockholders applicable to the directors of the Company or (iv) have or possess any authority to bind the Company or any of its affiliates. For the avoidance of doubt, the Board Observers’ presence shall not be necessary to establish a quorum or count towards a quorum at any meeting of the Board. The Company shall reimburse the Board Observers for reasonably out-of-pocket expenses incurred in connection with the Board Observers’ attendance at Board meetings to the same extent such reimbursement is provided to any members of the Board.

(b) From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the Board, or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, Seller shall have the right to appoint or nominate for election to the Board, as applicable, such number of individuals as provided for by Section 1.1(b)(i) through Section 1.1(b)(ix), to serve as an independent director (in accordance with the NYSE American rules) of the Company (each such individual appointed or nominated by Seller for election to the Board pursuant to this Section 1.1(a), a “Nominee”).

(i) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for ninety percent (90%) or more, of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to one-hundred percent (100%) of the total number of directors.

(ii) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for eighty percent (80%) or more, but less than ninety (90%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to eighty percent (80%) of the total number of directors.

(iii) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for seventy percent (70%) or more, but less than eighty (80%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to seventy percent (70%) of the total number of directors.

(iv) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for sixty percent (60%) or more, but less than seventy (70%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to sixty percent (60%) of the total number of directors.

(v) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for fifty percent (50%) or more, but less than sixty (60%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to fifty percent (50%) of the total number of directors.

(vi) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for forty percent (40%) or more, but less than fifty (50%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to forty percent (40%) of the total number of directors.

(vii) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for thirty percent (30%) or more, but less than forty (40%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to thirty percent (30%) of the total number of directors.

(viii) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for twenty percent (20%) or more, but less than thirty (30%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to twenty percent (20%) of the total number of directors.

(ix) So long as Seller beneficially owns, in the aggregate, OpCo Class B Units which may be redeemed for ten percent (10%) or more, but less than twenty (20%), of the outstanding SPAC Class A Common Stock, Seller shall have the right to appoint or nominate, as applicable, up to ten percent (10%) of the total number of directors.

(c) The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall be elected by the Company’s stockholders or appointed to the Board as of the Effective Time (or as soon as practicable thereafter) as a director of the Company.

(d) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) each Nominee is included in the Board’s slate of nominees to the stockholders of the Company for the election of directors of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors of the Company; and (ii) each Nominee, if up for election, is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors of the Company.

(e) If a Nominee ceases to serve for any reason, Seller shall be entitled to designate or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee.

(f) The Company shall indemnify each Nominee on the same basis as all other members of the Board and pursuant to an indemnity agreement with terms that are no less favorable to such Nominee than the indemnity agreements entered into between the Company and its other non-employee directors.

(g) Each Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by such Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(h) Notwithstanding the provisions of this Section 1.1, Seller shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the Board or relevant committee thereof that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, Seller shall be entitled to select a Person as a replacement Nominee and the Company shall take all necessary actions within its control to cause that Person to be nominated as a Nominee, including, without limitation, taking such necessary actions to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

Section 1.2. Board Materials. During the Board Observer Period, for so long as the Board Observers serve as a non-voting observers, each Board Observer shall be provided copies of all notices, minutes, consents, and other written materials that are provided to its directors (“Board Materials”) at substantially the same time and in substantially the same manner as such materials are delivered to the Company’s directors in their roles as members of the Board.

Section 1.3. Exclusions. Notwithstanding anything herein to the contrary, the Company may exclude the Board Observers from access to any Board Materials, meeting, or portion thereof if the Board concludes, acting in good faith, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company and its counsel (provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to the Company’s or its affiliates’ relationship, contractual or otherwise, with Seller or its affiliates or any actual or potential transactions between or involving the Company or its affiliates and Seller or its affiliates; or (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its affiliates is a party or otherwise bound.

Section 1.4. Confidentiality. To the extent that any information obtained by the Board Observers from the Company (or any director, officer, employee, or agent thereof) is Confidential Information (as defined below), Seller shall, and shall cause the Board Observers to, treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 1.4. As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its affiliates, whether in verbal, visual, written, electronic, or other form, which is disclosed to the Board Observers, in their role as Board Observers, by the Company or any director, officer, employee, or agent of the Company (including all Board Material that is non-public information), together with all information discerned from, based on, or relating to any of the foregoing which may be prepared or created by the Observer, Seller, or any of its affiliates, or any of their respective directors, officers, employees, agents, or advisors (each, a “Representative”). Seller shall, and shall cause the Board Observers to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person (other than disclosures to Seller, its affiliates, or to any of its or their Representatives who (i) have a need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with Seller’s and the Board Observers’ rights hereunder, and not for any other purpose; provided, however, that the foregoing shall not apply to the extent Seller, its affiliates, any of its or their Representatives, or the Board Observers are compelled to disclose Confidential Information by judicial or administrative process, pursuant to the advice of its counsel, or by requirements of law; provided, further, however, that, if legally permissible, prior written notice of such disclosure shall be given to the Company so that the Company may take action, at its expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person is compelled to disclose.

Article II

MISCELLANEOUS

Section 2.1. Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the date that is the later of (i) the date that Seller no longer holds any SPAC Class A Common Shares or SPAC Class B Common Shares and (ii) the repayment of the Promissory Note in accordance with its terms.

Section 2.2. Notices. All notices, requests and other communications to the Company hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the MIPA. All notices, requests and other communications to Seller hereunder shall be in writing (including electronic transmission) to the following address and shall be given in accordance with the provisions of the MIPA:

If to Seller, to:

CIC Pogo LP

Oak Lawn Hall at Old Parkland

3879 Maple Avenue

Suite 400

Dallas, TX 75219

Attention: Chris Cowan

ccowan@cicpartners.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

2001 Ross Ave. Suite 900

Dallas, Texas 75201

Attention: Jon Platt

Email: jon.platt@bakerbotts.com

Section 2.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.4. Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the parties and their respective successors and permitted assigns.

Section 2.5. No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than the parties to any claims, cause of action, remedy, or right of any kind.

Section 2.6. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties pertaining to the subject matter hereof.

Section 2.7. Governing Law. This Agreement and any claims, actions or Proceedings arising from this Agreement, whether in contract, tort, or otherwise shall be governed by, and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction.

Section 2.8. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9. Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and such non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11. Amendment; Waivers. No amendment, modification, or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge, or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by either of the parties of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege under this Agreement, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges under this Agreement.

Section 2.12. Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14. Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

HNRA ACQUISITION CORP.

By:	/s/ Mitchell B. Trotter
Name:	Mitchell B. Trotter
Title:	Chief Financial Officer

CIC Pogo LP

By:	/s/ Fouad Bashour
Name:	Fouad Bashour
Title:	Manager

[Signature Page to Director Nomination Agreement]